Exhibit 99.1

BG Medicine Welcomes Final Determination by CMS of 2014 Reimbursement for BGM Galectin-3® Test

WALTHAM, Mass., Dec. 10, 2013 (GLOBE NEWSWIRE) — BG Medicine, Inc. (Nasdaq: BGMD) announced today that the Centers for Medicare and Medicaid Services (CMS) have published the final determination of the 2014 Medicare national limitation amount for the Company’s galectin-3 blood test (analyte-specific CPT® Code 82777) at the amount of a crosswalked test (analyte-specific CPT® Code 84244) whose 2014 national limitation amount is $30.01. This national limitation amount will replace the galectin-3 blood test’s national limitation amount of $17.80 that was effective in 2013.

“We are very pleased that CMS has finalized the previously announced preliminary determination of the Medicare reimbursement rate for our galectin-3 test,” said Dr. Paul R. Sohmer, President and Chief Executive Officer of BG Medicine.

This final determination by CMS comes in response to BG Medicine’s request for reconsideration of the 2013 CMS determination and will apply effective January 1, 2014. The 2014 national limitation amount applies across the U.S. except in Ohio and West Virginia where rates of $23.99 and $26.40, respectively, will apply. In addition, the 2014 national limitation amount is subject to a 2% sequestration applicable to Medicare services if the current sequestration is extended beyond January 15, 2014.

The Company’s BGM Galectin-3® test is a novel blood test, which is cleared by the U.S. Food and Drug Administration for use as an aid in assessing the prognosis of patients with chronic heart failure. The BGM Galectin-3 test has been studied in over 10,000 heart failure patients in dozens of distinct clinical studies. Earlier in 2013, galectin-3 testing was included for the first time in the 2013 American College of Cardiology Foundation/American Heart Association Guideline for Management of Heart Failure.

About BG Medicine, Inc.

BG Medicine, Inc. (Nasdaq: BGMD), the developer of the BGM Galectin-3® Test, is focused on the development and delivery of diagnostic solutions to aid in the clinical management of heart failure and related disorders. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com. The BG Medicine Inc. logo is available for download here

CPT® is a registered trademark of the American Medical Association.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: our belief that the BGM Galectin-3 test provides a critical tool for physicians who make decisions regarding the care of patients with chronic heart failure. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. These risks and uncertainties include, among other things, the factors discussed under the heading “Risk Factors” contained in BG Medicine’s annual report and quarterly reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and BG Medicine disclaims any obligation to update the information contained in this press release as new information becomes available.

CONTACT: BG-Medicine Investor Inquiries:

Stephen Hall

EVP & Chief Financial Officer

781-890-1199